PRUDENTIAL FlexGuardSM
FLEXIBLE PREMIUM DEFERRED INDEX-LINKED AND VARIABLE ANNUITY (“B SERIES”)
PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION VARIABLE ACCOUNT B
Supplement dated May 18, 2020
To
Prospectus dated May 18, 2020

This Supplement should be read in conjunction with the current Prospectus for your Annuity and should be retained for future reference. This Supplement is intended to update certain information in the Prospectus for the Annuity you own and is not intended to be a prospectus or offer for any other annuity that you do not own. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectus and Statement of Additional Information.

This Supplement contains information about the Annualized Insurance Fees/Charges for the Prudential FlexGuard Index-Linked and Variable Annuity (“B Series”). Effective on May 18, 2020, the Mortality & Expense Risk Charges and the Administration Charge in the “Summary of Fees and Expenses” section of the Prospectus will be waived for Account Value allocated to the PSF Government Money Market Portfolio – Class III (also referred to as the Holding Account). This waiver may be withdrawn at any time including without advance notice.

If you would like another copy of the current Annuity Prospectus, please call us at 1-888-PRU-2888.

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.

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